Exhibit 99.1

CHAIRPERSON OF THE WORLD COUNSEL FOR
RENEWABLE ENERGY, ANGELINA GALITEVA, JOINS
VIASPACE BOARD OF DIRECTORS

PASADENA, CA.— May 1, 2006—VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the Department of Defense, today announced that Angelina Galiteva has been elected to the company’s board as an independent director. Ms. Galiteva currently serves as a Chairperson of the World Council for Renewable Energy (WCRE), specializing in strategic issues related to renewable energy, environmental, energy efficiency and overall sustainable policy programs for public and private entities. She is also founder and Principal of New Energy Options, Inc. and a member of the Board of Directors of American Distributed Generation, Inc and TECOGEN.

Prior to July 2003, Ms. Galiteva was the Executive Director-Strategic Planning, for the City of Los Angeles Department of Water and Power (LADWP). In that capacity she was responsible for managing the Departments’ Corporate Environmental Services Business Unit as well as all LADWP’s Green LA Programs and New Technology Initiatives.

Before joining LADWP in 1997, Ms. Galiteva worked for the California Independent System Operator and Power Exchange Trusts and Corporations. Prior to that, Ms. Galiteva worked for the New York Power Authority on conservation, renewable energy and air quality initiatives.

“VIASPACE’s fuel cell and energy programs will benefit from Ms. Galiteva’s extensive experience,” said Carl Kukkonen, VIASPACE’s chief executive officer.

Ms. Galiteva is an attorney with a JD and Masters’ of Law Degrees in Environmental and Energy Law from Pace University School of Law, New York.

About VIASPACE: VIASPACE is a diversified technology company with knowledge and expertise in energy/fuel cells, microelectronics, sensors, homeland security and public safety, and information and computational technology. Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-296-6310
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Similarly, statements in this release that describe the company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. These statements are only predictions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.